Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WHITEHAWK INCOME CORPORATION

WhiteHawk Income Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on February 18, 2022.

2. This Amended and Restated Certificate of Incorporation of the Corporation, which restates, integrates and further amends the Amended and Restated Certificate of Incorporation as heretofore amended and supplemented, was duly adopted by all necessary action of the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

3. The text of the Amended and Restated Certificate of Incorporation of the Corporation as heretofore amended and supplemented is hereby amended, integrated and restated in its entirety to read in full as follows:

ARTICLE I.

The name of the corporation is WhiteHawk Minerals Corp. (the “Corporation”).

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is 16192 Coastal Highway, in the City of Lewes, County of Sussex, 19958. The name of its registered agent at such address is Harvard Business Services, Inc.

ARTICLE III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), including, without limitation, (i) investing in securities of WhiteHawk Income Operating Partnership L.P., a Delaware limited partnership, or any successor entities thereto (“WhiteHawk OpCo”) and any of its subsidiaries, (ii) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets and (iii) engaging in any other activities incidental or ancillary thereto.

ARTICLE IV.

Section 4.1 Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is three hundred sixty million (360,000,000), consisting of the following three classes:

(a) Two hundred fifty million (250,000,000) shares of Class A common stock, with a par value of $0.0001 per share (the “Class A Common Stock”);

(b) One hundred million (100,000,000) shares of Class B common stock, with a par value of $0.0001 per share (the “Class B Common Stock”); and

(c) Ten million (10,000,000) shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock.

(a) Blank Check Preferred Stock. The Board of Directors is authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting powers, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series so created (except where otherwise provided in a Preferred Stock Designation), subsequent to the issue of that series. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall, unless otherwise provided in the Preferred Stock Designation, resume the status as authorized, but undesignated Preferred Stock. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Preferred Stock Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Preferred Stock Designation). There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a duly authorized committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.

(b) Existing Preferred Stock. The number of shares, terms, rights, powers, preferences, privileges, qualifications, limitations and restrictions of each series of Preferred Stock outstanding immediately prior to the Effective Time (as defined below), each as previously adopted by the Board of Directors, shall continue to be governed by and subject to the terms and conditions set forth in their respective Preferred Stock Designations, as amended and in effect immediately prior the Effective Time, attached hereto. In the event of any conflict between the provisions of this Section 4.2 and the terms of any such Preferred Stock Designation, the terms of such Preferred Stock Designation shall control with respect to the applicable series of Preferred Stock. The Board of Directors is authorized to amend, modify, or supplement the terms of any Preferred Stock Designation, including those attached hereto, to the maximum extent permitted by this Certificate of Incorporation and the General Corporation Law of the State of Delaware.

Section 4.3 Reclassification of Common Stock. Upon effectiveness of the filing of this Certificate of Incorporation with the Secretary of the State of Delaware (the “Effective Time”), and without any further action required by the Corporation or its stockholders: (i) each share of then existing Class A Common Stock, par value $0.0001 per share (“Old Class A Common Stock”), issued and outstanding or held in treasury immediately prior to the Effective Time shall be reclassified into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock, (ii) each share of Class I Common Stock, par value $0.0001 per share (“Class I Common Stock”), issued and outstanding or held in treasury immediately prior to the Effective Time shall be reclassified into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock, and (iii) each share of Class T Common Stock, par value $0.0001 per share (“Class T Common Stock” and, together with Old Class A Common Stock and Class I Common Stock, the “Old Common Stock”), issued and outstanding or held in treasury immediately prior to the Effective Time shall be reclassified into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock (clauses (i), (ii) and (iii), collectively, the “Common Stock Reclassification”). Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the respective holder thereof, represent the same number of whole shares of Class A Common Stock into which the shares of Old Common Stock represented by such certificate have been reclassified pursuant to the Common Stock Reclassification, until the same shall be surrendered to the Corporation. No fractional shares of Class A Common Stock shall be issued in connection with the Common Stock Reclassification. In lieu of any fractional share of Class A Common Stock to which a holder would otherwise be entitled as a result of the Common Stock Reclassification, such fractional share shall be rounded up to the nearest whole share of Class A Common Stock. Whether or not fractional shares would be issuable upon the Common Stock Reclassification shall be determined on the basis of the total number of shares of Old Common Stock held by such holder immediately prior to the Effective Time and the aggregate number of shares of Class A Common Stock issuable to such holder upon such Common Stock Reclassification. All share numbers, dollar amounts and other provisions set forth herein give effect to the Common Stock Reclassification.

Section 4.4 Number of Authorized Shares. The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate vote of any holders of shares of Class A Common Stock, Class B Common Stock or Preferred Stock, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

Section 4.5 Class A Common Stock and Class B Common Stock. The powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

(a) Voting Rights. Except as otherwise required by law,

(i) Each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.

(ii) Each share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise.

(iii) Except as otherwise required by applicable law or this Certificate of Incorporation, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock out of the assets or funds of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Other than in connection with a dividend declared by the Board of Directors in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class B Common Stock and the holders of shares of Class B Common Stock shall have no right to receive dividends in respect of such shares of Class B Common Stock.

(c) Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the

Class A Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Class A Common Stock in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A consolidation, reorganization or merger of the Corporation with any other Person or Persons (as defined below), a conversion of the Corporation, or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.5(c).

(d) Class B Common Stock.

(i) (x) shares of Class B Common Stock may be issued only to, and registered only in the name of, the Continuing Equity Owners (as defined below) and their respective Permitted Transferees (as defined below) in accordance with Section 4.6 (including all subsequent Permitted Transferees) (the Continuing Equity Owners together with such Persons, collectively, the “Permitted Class B Owners”) or in the name of the Corporation and (y) the aggregate number of shares of Class B Common Stock at any time registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units (as defined below) held of record at such time by such Permitted Class B Owner under the LP Agreement (as defined below). As used in this Certificate of Incorporation, (A) “Continuing Equity Owner” means certain holders of Common Units (other than the Corporation) of WhiteHawk OpCo, as from time to time set forth on Exhibit A of the LP Agreement, (B) “Common Unit” has the meaning set forth in the Amended and Restated Limited Partnership Agreement of WhiteHawk OpCo, dated as of the date hereof, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LP Agreement”), and (C) “Permitted Transfer” means a transfer or assignment of Class B Common Stock (or any legal or beneficial interest in such shares) by the holder thereof to any transferee or assignee only to the extent permitted by the LP Agreement (and a holder of Class B Common Stock, as applicable pursuant to a Permitted Transfer, a “Permitted Transferee”) and only if such holder also simultaneously Transfers an equal number of such holder’s Common Units to such Permitted Transferee, if applicable, in compliance with the LP Agreement.

(ii) The Corporation shall, to the fullest extent permitted by law, undertake all necessary and appropriate action within its control to ensure that the number of shares of Class B Common Stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Class B Owner shall be equal to the aggregate number of Common Units held of record by such Permitted Class B Owner in accordance with the terms of the LP Agreement.

(iii) In the event that there is a merger, consolidation, conversion, transfer or Change of Control (as defined below) of the Corporation that was approved by the Board of Directors prior to such merger, consolidation, conversion, transfer or Change of Control, without limiting the rights of the holders of Class B Common Stock to have their Common Units redeemed or exchanged in accordance with the LP Agreement, the holders of shares of Class B

Common Stock shall be entitled to receive securities in any such surviving entity that has substantially similar terms, including with respect to economics and structural protections, as the Class B Common Stock (each, a “Substantially Equivalent Security”) or, to the extent a Substantially Equivalent Security is not available in the event of such merger, consolidation, conversion, transfer or Change of Control of the Corporation, the holders of shares of Class B Common Stock shall otherwise not be entitled to receive more than $0.0001 per share of Class B Common Stock, whether in the form of consideration for such shares or in the form of a distribution of the proceeds of a sale of all or substantially all of the assets of the Corporation with respect to such shares.

(iv) Upon the redemption or exchange of any Common Units held by a Permitted Class B Owner pursuant to the terms of the LP Agreement, a number of shares of Class B Common Stock registered in the name of such Permitted Class B Owner equal to the number of Common Units so redeemed or exchanged shall automatically and without further action on the part of the Corporation or such Permitted Class B Owner be cancelled for no consideration and retired by the Corporation and shall not be reissued by the Corporation. The Corporation shall take all actions necessary to cause such cancellation and retirement of shares of Class B Common Stock, including, without limitation, updating its books and records and those of the Transfer Agent to reflect that such shares of Class B Common Stock are no longer outstanding.

(v) All shares of Class A Common Stock issued upon any redemption of shares of Class B Common Stock and Common Units will, upon issuance in accordance with the LP Agreement, be validly issued, fully paid and non-assessable.

(e) Adjustments for Subdivisions, Combinations or Reclassifications of Class A Common Stock and Class B Common Stock. If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class shall, concurrently therewith, be subdivided, combined, or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such class is approved by (i) the holders of a majority of the outstanding Class A Common Stock and (ii) the holders of a majority of the outstanding Class B Common Stock, each of (i) and (ii) voting as separate classes. In the event of any such subdivision, combination or reclassification, the Corporation shall cause WhiteHawk OpCo to make corresponding changes to the Common Units to give effect to such subdivision, combination or reclassification, as applicable.

Section 4.6 Transfer of Class B Common Stock.

(a) A holder of Class B Common Stock may surrender and transfer shares of such Class B Common Stock to the Corporation for cancellation for no consideration at any time. Following the surrender and transfer, or other acquisition, of any shares of Class B Common Stock to or by the Corporation, the Corporation will take all actions necessary to cancel and retire such shares and such shares shall not be re-issued by the Corporation.

(b) Except as set forth in Section 4.6(a), a holder of Class B Common Stock may Transfer shares of Class B Common Stock only to a Permitted Transferee of such holder, and only if such holder also simultaneously Transfers an equal number of such holder’s Common Units to such Permitted Transferee in compliance with the LP Agreement. The Transfer restrictions described in this Section 4.6(b) are referred to as the “Restrictions”.

(c) Any purported Transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void ab initio. If, notwithstanding the Restrictions, a Person, voluntarily or involuntarily (including by way of a foreclosure), purportedly becomes or attempts to become, the purported owner (the “Purported Owner”) of shares of Class B Common Stock, in violation of the Restrictions, then the Purported Owner shall not obtain any rights in, to or with respect to such shares of (i) Class B Common Stock, and the purported Transfer of the Class B Common Stock to the Purported Owner shall not be recognized by the Corporation, the Corporation’s transfer agent (the “Transfer Agent”) or the Secretary of the Corporation and (ii) each holder of such Class B Common Stock shall, to the fullest extent permitted by law, automatically, without any further action on the part of the Corporation, the holder thereof, the Purported Owner or any other party, not be entitled to any voting rights with respect to those shares.

(d) Upon a determination by the Board of Directors that a Person has attempted or may attempt to Transfer or to acquire Class B Common Stock in violation of the Restrictions, the Corporation may take such action as it deems necessary or advisable to refuse to give effect to such Transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent or the Secretary of the Corporation, as applicable, to not record the Purported Owner as the record owner of the Class B Common Stock on the books and records of the Corporation and to institute proceedings to enjoin or rescind any such Transfer or acquisition.

(e) The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.6 for determining whether any Transfer or acquisition of shares of Class B Common Stock would violate the Restrictions, and for the orderly application, administration and implementation of the provisions of this Section 4.6. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by and, upon written request shall be mailed to, any requesting holders of shares of stock of the Corporation.

Section 4.7 Certificates. All certificates or book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED AND THE LIMITED PARTNERSHIP AGREEMENT OF WHITEHAWK INCOME OPERATING PARTNERSHIP L.P. AS IT MAY BE AMENDED AND/OR RESTATED (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

Section 4.8 Amendment to Preferred Stock Terms.

Except as otherwise required by law, neither the holders of Class A Common Stock nor Class B Common Stock shall be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

Section 4.9 Restrictions on Transfer.

(a) No holder of any capital stock of the Corporation that acquired its shares thereof prior to the consummation of an underwritten initial public offering of Class A Common Stock (an “IPO,” and each such holder an “Initial Stockholder”) shall be permitted to, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of (collectively, a “Disposition”) any Class A Common Stock, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, which includes engaging in any hedging, collar (whether or not for any consideration) or other transaction that is designed to or reasonably expected to lead or result in a Disposition, held by such Initial Stockholder or acquired by such Initial Stockholder immediately after the consummation of an IPO, or that may be deemed to be beneficially owned by such Initial Stockholder (collectively, the “Lock-Up”), pursuant to the Securities Act and the Exchange Act, for a period of 365 days following the consummation of the IPO, or such shorter period as determined by the Board of Directors with respect to all Initial Stockholders or any Initial Stockholder, and with respect to all or any portion of the shares held by any such Initial Stockholder (the “Lock-Up Period”); provided that the Lock-Up Period shall not be less than 180 days without the prior written consent of the managing underwriter of such IPO. Each Initial Stockholder agrees to execute such agreement as may be reasonably requested by the managing underwriter of such IPO that is necessary to give further effect hereto; provided that in the event of any conflict or inconsistency between the terms of such separate agreement and this Section 4.9, the terms of such separate agreement shall control; provided further that no such agreement shall be required for the Lock-Up to take effect upon consummation of an IPO. Following the expiration of the Lock-Up Period, the Initial Stockholders may effect a Disposition of all or any portion of their Class A Common Stock, subject to compliance with applicable securities laws, policies of the Corporation, this Certificate of Incorporation, the bylaws of the Corporation (as amended and/or restated, the “Bylaws”) and any other requirements imposed by the Corporation or the transfer agent and registrar with respect to the Class A Common Stock.

(b) Notwithstanding Section 4.9(a), the Lock-Up shall not apply to (i) bona fide gifts, sales or other dispositions of shares of any class of the Corporation’s capital stock, in each case, that are made exclusively between and among an Initial Stockholder and members of the Initial Stockholder’s family, or affiliates of the Initial Stockholder, including its partners (if a partnership) or members (if a limited liability company); provided that it shall be a condition to any transfer pursuant to this clause (i) that (A) the transferee/donee, through its subsequent ownership of such transferred shares of Class A Common Stock, is bound by the restrictions set forth in Section 4.9(a) to the same extent as the transferor/donor, (B) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-Up Period, and (C) the Initial Stockholder notifies the managing underwriter of such IPO at least two business days prior to the proposed transfer or disposition, (ii) any exercise of options or vesting or exercise of any other equity-based award, in each case, under the Corporation’s equity incentive plan or any other plan or agreement described in the prospectus included in the registration statement on Form S-1 filed in connection with an IPO, including any Class A Common Stock withheld by the Corporation for the payment of taxes due upon such exercise or vesting; provided that (A) no filing or public announcement by any party under the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with such exercise or vesting and (B) any Class A Common Stock received upon such exercise or vesting, following any applicable net settlement or net withholding, will also be subject to the Lock-Up; (iii) the establishment of any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) under the Exchange Act; provided, however, that no sales of Class A Common Stock or securities convertible into, or exchangeable or exercisable for, Class A Common Stock, shall be made pursuant to a Rule 10b5-1 Plan prior to the expiration of the Lock-Up Period; provided further, that the Corporation is not required to report the establishment of such Rule 10b5-1 Plan in any public report or filing with the U.S. Securities and Exchange Commission under the Exchange Act during the Lock-Up Period and does not otherwise voluntarily effect any such public filing or report regarding such Rule 10b5-1 Plan; and (iv) redemptions of shares of Class B Common Stock and Common Units in accordance with the LP Agreement for shares of Class A Common Stock; provided, however, that no sales of Class A Common Stock received as a result therefrom shall be made prior to the expiration of the Lock-Up Period.

(c) Unless the written approval of (i) the managing underwriter of such IPO is obtained with respect to a Disposition prior to the date that is 180 days following the consummation of an IPO and/or (ii) the Board of Directors is obtained with respect to a Disposition following the date that is prior to the date that is 365 days following the consummation of an IPO, such purported Disposition shall not be effective to transfer record, beneficial, legal or any other ownership of such Class A Common Stock, and the transferee shall not be entitled to any rights as a stockholder of the Corporation with respect to the Class A Common Stock purported to be purchased, acquired or transferred in the Disposition (including, without limitation, the right to vote or to receive dividends with respect thereto). Each such share of Class A Common Stock subject to the Lock-Up Period shall bear the following legend (or any substantially similar legend):

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A LOCK-UP PERIOD AS SET FORTH IN THE CERTIFICATE OF INCORPORATION, AS IT MAY BE AMENDED AND/OR RESTATED, OF WHITEHAWK MINERALS CORP.

ARTICLE V.

Section 5.1 Shares Reserved for Issuance.

(a) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall from time to time be sufficient to effect the exchange of all outstanding Common Units held by the holders of the Class B Common Stock (together with Class B Common Stock) for shares of Class A Common Stock; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of the Common Units (together with Class B Common Stock) by delivery of shares of Class A Common Stock that are held in the treasury of the Corporation.

(b) The Corporation shall use its best efforts to cause to be reserved and kept available for issuance at all times a sufficient number of authorized but unissued shares of Class B Common Stock, such number of shares of Class B Common Stock that shall from time to time be sufficient to effect the issuance of shares of Class B Common Stock to holders of newly issued Common Units for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

ARTICLE VI.

In furtherance and not in limitation of the powers conferred upon it by the DGCL, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation unless such action is approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

ARTICLE VII.

Section 7.1 Ballot. Elections of directors (each such director, in such capacity, a “Director” and collectively the “Directors”) need not be by written ballot unless the Bylaws shall so provide.

Section 7.2 Number of Directors. Except as otherwise provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect Directors under specified circumstances, the number of Directors shall be fixed from time to time exclusively by one or more resolutions adopted from time to time by the Board of Directors.

Section 7.3 Terms of Office. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders following the initial registration of the Corporation’s Class A Common Stock pursuant to the Exchange Act; the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders following such registration; and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders following such registration. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to designate members of the Board of Directors already in office as Class I, Class II and Class III.

Section 7.4 Newly Created Directorships and Vacancies. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect Directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of Directors shall be filled exclusively by the affirmative vote of a majority of the Directors then in office, even if less than a quorum, or by a sole remaining Director, and shall not be filled by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such Director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

Section 7.5 Removal. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect Directors, the Board of Directors or any individual Director may be removed from office at any time but only for cause and only by the affirmative vote of the holders of capital stock representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

Section 7.6 Notice. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

Section 7.7 Preferred Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any

Preferred Stock Designation) applicable thereto. The number of Directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 7.2 hereof, and the total number of Directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of this Certificate of Incorporation (including any Preferred Stock Designation), the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate (in which case each such Director thereupon shall cease to be qualified as, and shall cease to be, a Director) and the total authorized number of Directors of the Corporation shall automatically be reduced accordingly.

ARTICLE VIII.

Section 8.1 Consent of Stockholders In Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

Section 8.2 Special Meetings of Stockholders. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, and shall not be called by any other person or persons.

ARTICLE IX.

The Corporation reserves the right to amend, alter, change, adopt or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with Sections 4.3, 4.4, 4.5, 4.6, 4.7, 4.8 and 4.9 of Article IV or with Articles V, VI, VII, VIII, IX, X, XII and XIII; provided further, that any amendment (including by merger, consolidation conversion, transfer or otherwise) to this Certificate of Incorporation that gives holders of the Class B Common Stock (i) any rights to receive dividends (other than as set forth in the last sentence of Section 4.5(b) of Article IV) or any other kind of distribution, (ii) any right to convert into or be exchanged for shares of Class A Common Stock or (iii) any other economic rights (except for payments in cash in lieu of receipt of fractional stock) shall, in addition to the vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, also require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock voting separately as a class. Notwithstanding the foregoing, any amendment to this Certificate of Incorporation effecting changes set forth in (i) Section 242(d)(1) of the DGCL can be effected without a stockholder vote and (ii) Section 242(d)(2) of the DGCL shall only require the vote of stockholders set forth in Section 242(d)(2) of the DGCL.

ARTICLE X.

Section 10.1 Exculpation. No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article X, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article X to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Section 10.2 Indemnification. The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE XI.

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim that is based upon a breach of a fiduciary duty owed by any current or former director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. This Article XI is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Exchange Act, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XII.

Section 12.1 Section 203 of the DGCL. The Corporation expressly elects not to be governed by Section 203 of the DGCL and the restrictions and limitations set forth therein.

Section 12.2 Interested Stockholder Transactions. Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, the Corporation shall not engage in any Business Combination (as defined below) at any point in time at which the Corporation’s Class A Common Stock or Class B Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any Interested Stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an Interested Stockholder, unless:

(a) prior to such time that such stockholder became an Interested Stockholder, the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;

(b) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) those shares owned by (A) Persons who are Directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time that such stockholder became an Interested Stockholder, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation which is not owned by such Interested Stockholder.

Section 12.3 Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person and, for purposes of the definition of Affiliate “control,” (including the terms “controlling,” “controlled by” and “under common control with,”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner, of twenty percent (20%) or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this Article XII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(b) “Associate”, when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a Director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of shares of voting stock of the Corporation; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(c) “Business Combination” means (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the Interested Stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation this Article XII is not applicable to the surviving entity; (ii) any sale, lease, exchange, mortgage, pledge, Transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the

Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of capital stock of the Corporation; (iii) any transaction which results in the issuance or Transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL (or any successor provision thereto); (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or Transfer of stock by the Corporation; provided, however, that in no case under items (C) through (E) of this subsection shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); (iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or (v) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “Change of Control” means the occurrence of any of the following events: (1) any “Person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote; (2) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated a transaction or series of related transactions for the sale, lease, exchange or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of all or substantially all of the assets of WhiteHawk OpCo); (3) there is consummated a merger or consolidation of the Corporation with any other corporation or entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent, or are not converted into, voting securities representing more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof; or (4) the Corporation or one of its subsidiaries ceases to be the sole general partner or otherwise no longer has voting control over WhiteHawk OpCo; provided, however, that a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which (a) the beneficial owners of the Class A Common Stock, Class B Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions or (b) in the case of the foregoing clauses (1) or (3), the Continuing Equity Owners are the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares of Class A Common Stock, Class B Common Stock, Preferred Stock and/or any other class or classes of capital stock of the Corporation (if any) representing in the aggregate more than fifty percent (50%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote (or, in the case of a transaction described in the foregoing clause (3), more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof).

(e) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(f) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Article XII to the contrary, the term “Interested Stockholder” shall not include the Continuing Equity Owners. For the purpose of determining whether a Person is an Interested Stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the Person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(g) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means, for purposes of this Article XII, a Person that individually or with or through any of its Affiliates or Associates:

(i) beneficially owns such stock, directly or indirectly;

(ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.

(h) “Person” means any individual, corporation, partnership, limited liability company, unincorporated association or other entity.

(i) “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(j) “stock” means, for purposes of this Article XII, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(k) “Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, redemption or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (a) any interest (legal or beneficial) in any shares of capital of stock of the Corporation or (b) any equity or other interest (legal or beneficial) in any stockholder if substantially all of the assets of such stockholder consist solely of shares of capital stock of the Corporation; provided, however, that the following shall not be considered a Transfer:

(i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Certificate of Incorporation;

(ii) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise voting control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer at such time; or

(iii) entering into a support, voting, tender or similar agreement or arrangement (with or without granting a proxy) or tendering any shares in any tender or exchange offer for all of the outstanding shares of Class A Common Stock and Class B Common Stock, in each case, in connection with a Change of Control transaction, sale of all or substantially all assets, or any merger, consolidation or other business combination involving the Corporation, whether effectuated through one transaction or series of related transactions, that, in each case, has been approved by the Board of Directors.

(l) “voting stock” means stock of any class or series entitled to vote generally in the election of Directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article XII to a percentage or proportion of voting stock shall refer to such percentage or other proportion of the votes of such voting stock.

ARTICLE XIII.

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby. When the terms of this Certificate of Incorporation refer to a specific agreement or other document or a decision by any body, person or entity to determine the meaning or operation of a provision hereof, the Secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation, which shall be publicly available with the Corporation’s public filings or, to the extent not publicly available, a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. Unless otherwise provided in this Certificate of Incorporation, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed on this 10th day of June, 2026.

WHITEHAWK INCOME CORPORATION

By:	/s/ Daniel Herz
Name:	Daniel Herz
Title:	Chief Executive Officer and President

[Attachments]

CERTIFICATE OF DESIGNATIONS OF

SERIES B PREFERRED STOCK OF

WHITEHAWK INCOME CORPORATION

WhiteHawk Income Corporation, a Delaware corporation (the “Company”), hereby certifies that, pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware, on February 1, 2024, the board of directors of the Company (the “Board”) adopted the resolution shown immediately below, which resolution is now, and at all times since its date of adoption has been in full force and effect:

RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Company (as such may be amended, modified or restated from time to time, the “Amended and Restated Charter’), which authorizes 400,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock’’), and the authority thereby vested in the Board, a series of Preferred Stock be, and it is hereby, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Amended and Restated Charter and this Certificate of Designations, as it may be amended from time to time (the “Certificate of Designations”) as follows:

SECTION 1. Designation and Number of Shares. Pursuant to the Amended and Restated Charter, there is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock consisting of 50,000 shares of Preferred Stock designated as “Series B Preferred Stock’’ (the “Series B Preferred Stock”). To the extent not prohibited by the Amended and Restated Charter, the provisions hereof or other provisions of applicable law, such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock to less than the number of shares of Series B Preferred Stock then outstanding. Shares of the Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Company shall be cancelled, and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series and subject to later issuance.

SECTION 2. Rank The Series B Preferred Stock shall, as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, rank (i) pari passu with the Company’s Series A Preferred Stock and any other classes or series of Preferred Stock if, pursuant to the specific terms of such class or series of Preferred Stock, holders of such Preferred Stock and the h olders of Series B Preferred Stock are entitled to receipt of dividends and of amounts distributable upon dissolution, liquidation or winding up without preference or priority one over the other (such other classes or series of Preferred Stock, the “Pari Securities”) (ii) senior to each class or series of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock’’) and any other capital stock of the Company if the holders of Series B Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such other capital stock (such securities collectively referred to herein as the “Junior Securities”) and (iii) junior to all existing or future indebtedness and any other classes or series of Preferred Stock if, pursuant to the specific terms of such class or series of Preferred Stock, the holders of such Preferred Stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of Series B Preferred Stock.

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SECTION 3. Certification. The shares of Series B Preferred Stock may be issued as certificated stock or in uncertificated, book-entry form as permitted by the bylaws of the Company and the Delaware General Corporation Law.

SECTION 4. Voting. The holders of the Series B Preferred Stock shall have no voting rights, and shall not be entitled to any vote with respect to shares of Series B Preferred Stock held of record by a Holder on any matters on which any of the Company’s stockholders are entitled to vote, except as required by law; provided, the Board shall not amend the terms of the Series B Preferred Stock or this Certificate of Designations without the consent of the holders of Series B Preferred Stock.

SECTION 5. Dividends. Holders are entitled to a monthly preferred cumulative dividend at an annualized rate of ten percent (10%), subject to a dividend declaration by the Board. Dividends on each share of Series B Preferred Stock shall accrue on a monthly basis from and including the date of issuance, whether or not the Company has assets legally available to make payment thereof. Dividends shall accumulate from the most recent date through which dividends shall have been paid, or, if no dividends have been paid, from the date of issuance.

SECTION 6. Redemption.

a. WhiteHawk Redemption. Following the first anniversary of the date on which a share of Series B Preferred Stock was issued, subject to the restrictions described herein and the provisions of applicable law, the Company shall have the right, but not the obligation, upon not less than ten (10) and not more than ninety (90) calendar days’ notice, to redeem such Series B Preferred Stock at a redemption price of the Stated Value, plus all accrued and unpaid dividends thereon (the “Settlement Amount’’ and such a redemption, a “WhiteHawk Redemption”). For the avoidance of doubt, the Holder Optional Redemption Fee shall not be charged upon a WhiteHawk Redemption.

b. Holder Optional Redemption.

1.

Subject to the restrictions described herein and the provisions of applicable law, each holder of Series B Preferred Stock is entitled to request that the Company redeem the shares of Series B Preferred Stock held by such Holder (a “Holder Optional Redemption”) at any time.

11.

The Holder Optional Redemption is subject to a redemption limit of two percent (2%) of the number of outstanding shares of Series B Preferred Stock per month (measured using the number of outstanding Series B Preferred Stock as of the end of the immediately preceding month) and no more than five (5%) of the number of outstanding shares of Series B Preferred Stock per calendar quarter (measured using the number of outstanding Series B Preferred Stock as of the end of the prior calendar quarter) (collectively, the “Holder Optional Redemption Limit”). If requested redemptions exceed the Holder Optional Redemption Limit in any month or quarter, such redemptions will be made on a pro rata basis among the shares of Series B Preferred Stock submitted for redemption.

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iii.	The Company shall settle the Holder Optional Redemption in cash by paying the Holder the Settlement Amount minus the Holder Optional Redemption Fee.

1v.

Holders of Series B Preferred Stock must exercise the Holder Optional Redemption by delivering a notice of redemption, effective as of the last Business Day of the month, at least five (5) days prior to the last Business Day of the month.

v.

Upon the exercise of the Holder Optional Redemption, a “Holder Optional Redemption Fee” shall be charged as follows: (a) prior to the first anniversary of issuance, ten percent ( 10%) of the Stated Value, (b) on or after the first anniversary of issuance but prior to the second anniversary of issuance, eight percent (8%) of the Stated Value, (c) on or after the second anniversary of issuance but prior to the third anniversary of issuance, six percent (6%) of the Stated Value and (d) on or after the third anniversary of issuance, zero percent (0%) of the Stated Value. WhiteHawk may waive the Holder Optional Redemption Fee in its sole discretion.

c. Redemption Due to Death or Disability. Subject to certain restrictions, beginning on the date of original issuance and ending on the third anniversary of the date of issuance, the Company may redeem shares of Series B Preferred Stock from a beneficial owner who is a natural person (including a natural person who holds shares of Series B Preferred Stock through an individual Retirement Account or in a personal or estate planning trust) upon his or her disability or death at the written request of the beneficial owner or the beneficial owner’s estate at a redemption price equal to the Settlement Amount (for the avoidance of doubt, without application of the Holder Optional Redemption Fee). If been requested due to disability, the disability must meet the definition of Section 72(m)(7) of the Internal Revenue Code and the condition causing the qualifying disability must not have been pre-existing on the date that the holder of Series B Preferred Stock became a Holder. In the case of death or disability, such a written request must be supported by verifiable documentation which is acceptable in the sole discretion of WhiteHawk. Redemption due to death or disability will not be included in the Holder Optional Redemption Limit.

d. Triggered Redemption. In the event of a Series B Triggered Redemption Event, the Company shall redeem all of the outstanding Series B Preferred Stock no later than sixty (60) days after the completion of such Series B Triggered Redemption Event, at a redemption price of the Settlement Amount.

SECTION 7. Shares to be Retired. All shares of Series B Preferred Stock redeemed by the Company in accordance with Section 6 shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

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SECTION 8. Liquidation, Dissolution or Winding Up of the Company. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, subject to (i) the rights of the holders of the Company’s debt and (ii) the proportionate rights of the holders of the Series A Preferred Stock and any other Pari Securities, the holders of Series B Preferred Stock will first be entitled to receive the Stated Value, plus an amount equal to any accrued but unpaid cumulative dividends to, but not including, the date of payment, before any distribution of assets is made to holders of any Junior Securities. After the payment or provision for the Company’s debts and other liabilities and payment to the holders of the Company’s Preferred Stock, the remaining funds and assets available for distribution shall be distributed among the holders of Common Stock.

SECTION 9. Severability. In the event any provision of these terms for the Series B Preferred Stock is for any reason held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and these terms for the Series B Preferred Stock shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 10. Miscellaneous.

a. Transfers of Series B Preferred Stock held in uncertificated, book-entry form shall be made only upon the transfer books of the Company kept at an office of the transfer agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Company may refuse any requested transfer until furnished evidence satisfactory to it that such transfer is proper.

b. The shares of Series B Preferred Stock shall not be subject to the operation of any retirement or sinking fund. The shares of Series B Preferred Stock shall not be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class.

c. All notices and other communications given or made hereunder shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the next Business Day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

d. With respect to any notice to a Holder required to be provided hereunder, neither failure to send such notice, nor any defect therein or in the sending thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any vote upon any such action (assuming due and proper notice to such other Holders). Any notice which was sent in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder actually receives the notice.

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e. The shares of Series B Preferred Stock shall be issuable only in whole shares.

f. Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Company from time to time.

g. The shares of Series B Preferred Stock shall have no preemptive or subscription rights, except those that may be expressly provided by contract.

SECTION 11. Definitions.

a. “Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

b. “Holder” means, unless the context otherwise indicates or requires, a holder of record of a share of Series B Preferred Stock, as reflected in the transfer books of the Company.

c. “Series B Triggered Redemption Event” means: (i) the sale, transfer or other disposition, in a single transaction or series of related transactions of all or substantially all of the Company’s assets, (ii) a merger or consolidation transaction into another entity where immediately following the consummation of such transaction, the holders of Common Stock will receive the interests of another entity, or (iii) the closing of the transfer (whether by merger, consolidation or otherwise) of the Company’s capital stock if, after such closing, the beneficial owner (as defined under the Securities Exchange Act of 1934, as amended) would acquire more than fifty percent (50%) of the outstanding voting securities of the Company (or the surviving or acquiring entity).

d. “Stated Value” means $1,000 per share of Series B Preferred Stock.

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CERTIFICATE OF INCREASE

OF

WHITEHAWK INCOME CORPORATION

WhiteHawk Income Corporation, a Delaware corporation (the “Corporation”) certifies as follows:

First: The Corporation filed a Certificate of Designations of Series B Preferred Stock of the Corporation with the Office of the Secretary of State of the State of Delaware authorizing 50,000 shares of Series B Preferred Stock.

Second: The Board of Directors of the Corporation adopted a resolution authorizing and directing that the authorized number of shares of Series B Preferred Stock be increased to 100,000 shares.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Increase to be executed by its duly authorized officer on the date set forth below.

WHITEHAWK INCOME CORPORATION

By:	Daniel Herz
Name: Daniel Herz
Title: Chief Executive Officer Date: May 7, 2026

CERTIFICATE OF DESIGNATIONS OF PREFERRED STOCK OF

WHITEHAWK INCOME CORPORATION

WhiteHawk Income Corporation, a Delaware corporation (the “Company”), hereby certifies that, pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware, on March 30, 2026, the board of directors of the Company (the “Board”) adopted the resolution shown immediately below, which resolution is now, and at all times since its date of adoption has been in full force and effect:

RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation of the Company (as such may be amended, modified or restated from time to time, the “Amended and Restated Charter”), which authorizes 400,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and the authority thereby vested in the Board, a series of Preferred Stock be, and it is hereby, created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof are as set forth in the Amended and Restated Charter and this Certificate of Designations, as it may be amended from time to time (the “Certificate of Designations”) as follows:

SECTION 1. Designation and Number of Shares. Pursuant to the Amended and Restated Charter, there is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock consisting of 37,780 shares of Preferred Stock designated as “Series D Preferred Stock” (the “Series D Preferred Stock”). To the extent not prohibited by the Amended and Restated Charter, the provisions hereof or other provisions of applicable law, such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of shares of Series D Preferred Stock to less than the number of shares of Series D Preferred Stock then outstanding. Shares of the Series D Preferred Stock that are redeemed, purchased or otherwise acquired by the Company shall be cancelled, and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series and subject to later issuance.

SECTION 2. Rank. The Series D Preferred Stock shall, as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, rank senior to each class or series of the Company’s Common Stock par value $0.0001 per share (the “Common Stock”) and any other class or series of capital stock of the Company, including but not limited to the Company’s Series B Preferred Stock (such securities collectively referred to herein as the “Junior Securities”).

SECTION 3. Uncertificated Shares. The shares of Series D Preferred Stock shall be in uncertificated, book-entry form as permitted by the bylaws of the Company and the Delaware General Corporation Law.

SECTION 4. Voting.

(a) Except as set forth in this Certificate of Designations, the holders of the Series D Preferred Stock shall have no voting rights, and shall not be entitled to any vote with respect to shares of Series D Preferred Stock held of record by a Holder on any matters on which any of the Company’s stockholders are entitled to vote, except as set forth in this Certificate of Designations or as required by law.

(b) Notwithstanding the foregoing, at any time when any shares of Series D Preferred Stock are outstanding the Company shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the consent of the then-holders of Series D Preferred Stock:

(i) other than pursuant to that certain Note Purchase Agreement, dated as of September 17, 2024, by and among the Company, Pacific Indemnity Company, EIG River Energy Partners, L.P., EIG Upstream Partners, L.P., EIG Blandelier Partners, L.P., U.S. Bank Trust Company, National Association and each of the guarantors thereunder (as may be amended, supplemented or otherwise modified from time to time, the “EIG Note Purchase Agreement”), guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(ii) incur any indebtedness, other than trade credit incurred in the ordinary course of business or pursuant to the EIG Note Purchase Agreement; and

(iii) other than the Series D Preferred Stock, create or issue or obligate itself to issue shares of, or reclassify, any capital stock unless the same ranks junior to the Series D Preferred Stock with respect to its special rights, powers and preferences.

SECTION 5. Dividends.

(a) Dividends on each share of Series D Preferred Stock shall (i) accrue on a daily basis at the Dividend Rate from and including the date of issuance, whether or not the Company has assets legally available to make payment thereof and (ii) be payable monthly in arrears on each Dividend Payment Date. Dividends shall accumulate from the most recent date through which dividends shall have been paid, or, if no dividends have been paid, from the date of issuance.

(b) No dividend or distribution shall be declared and paid on any class or series of capital stock of the Company unless all dividends are declared and paid with respect to the Series D Preferred Stock pursuant to Section 5(a).

(c) If the Company does not redeem all of the shares of Series D Preferred Stock prior to the Dividend Cutoff Date, the Company shall not declare, pay or set aside any distributions or dividends with respect to any class or series of capital stock of the Company until all of the shares of Series D Preferred Stock have been redeemed and the Holders have received the Minimum Return.

(d) Prior to declaring any dividend with respect to shares of any class or series of capital stock of the Company in accordance with this Section 5, the Company shall take any and all prior corporate action necessary to authorize any corporate action in respect of the Series D Preferred Stock required under this Certificate of Designations.

SECTION 6. Optional Redemption; Mandatory Redemption.

(a) Subject to compliance with the provisions of applicable law, the Company shall have the right, but not the obligation, to redeem the Series D Preferred Stock, in whole or in part, at any time and from time to time, at a redemption price of $1,000 per share of Series D Preferred Stock, plus all accrued and unpaid dividends thereon, if any (such agreement amount, the “Redemption Price”), by delivering written notice thereof (a “Notice of Optional Redemption”) to each Holder and the Company’s transfer agent (if any) at least three (3) Business Days prior to the date designated therein for such redemption. Upon the exercise of the optional redemption right set forth in this Section 6(a) with respect to any share of Series D Preferred Stock that is the last share of Series D Preferred Stock held by a Holder, in addition to the Redemption Price, if applicable, the Company shall pay an additional dividend, if required, such that, together with the payment of the Redemption Price and all dividends paid with respect to such Holder in the aggregate, such Holder shall have received the Minimum Return (such additional dividend, the “Minimum Return Payment”).

(b) In the event that (i) there is a Deemed Liquidation Event, (ii) the Company ceases, or is deemed to have ceased, to conduct business, (iii) any legal proceeding by any judgment creditor is commenced against the Company to attach or levy upon any material property of the Company, which is not dismissed within 45 days, (iv) the Company shall become the subject of any bankruptcy (including, without limitation, any reorganization under Chapter 11 of Title 11 of the United States Code and /or its foreign equivalent), insolvency, receivership, liquidation (including, without limitation, any liquidation under Chapter 7 of Title 11 of the United States Code and/or its foreign equivalent), or dissolution under applicable law or statute, or (v) the Company shall make a general assignment for the benefit of its creditors (each, a “Mandatory Redemption Trigger”), then, in the case of each of the foregoing, the Company shall be required to redeem all of the issued and outstanding Series D Preferred Stock at the Redemption Price, accompanied by the Minimum Return Payment, if applicable.

(c) As promptly as possible following the delivery of a Notice of Optional Redemption (but no earlier than three (3) days thereafter) or upon a Mandatory Redemption Trigger, each Holder specified, as applicable, to be redeemed by the Company shall have such Holder’s shares of Series D Preferred Stock to be redeemed by the Company exchanged for the Redemption Price, accompanied by the Minimum Return Payment, if applicable.

(d) If, on the date of any redemption pursuant to this Section 6, Delaware law governing distributions to stockholders prevents the Company from redeeming all shares of Series D Preferred Stock to be redeemed pursuant to this Section 6, the Company shall ratably redeem the maximum number of shares of Series D Preferred Stock that it may redeem consistent with such law, and shall use best efforts to ameliorate such condition and redeem the remaining shares of Series D Preferred Stock as soon as it may lawfully do so under such law. For the avoidance of doubt, (i) all rights with respect to the shares of Series D Preferred Stock redeemed pursuant to this Section 6 and (ii) the Company’s obligation to pay dividends with respect to such shares of Series D Preferred Stock if, as and when declared by the Board of Directors will terminate only upon the Redemption Price, accompanied by the Minimum Return Payment, if applicable, being paid in full and in cash in respect of such shares of Series D Preferred Stock.

SECTION 7. Shares to be Retired. All shares of Series D Preferred Stock redeemed by the Company in accordance with Section 6 shall be retired and cancelled and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

SECTION 8. Liquidation, Dissolution or Winding Up of the Company. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation Event”), holders of the Series D Preferred Stock will first be entitled to receive the Minimum Return before any distribution of assets is made to holders of any Junior Securities. After the payment of the Minimum Return to the holders of the Series D Preferred Stock, the remaining assets of the Company shall be distributed ratably to the holders of the Common Stock and any other Junior Securities in accordance with their rights and preferences.

SECTION 9. Severability. In the event any provision of these terms for the Series D Preferred Stock is for any reason held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and these terms for the Series D Preferred Stock shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 10. Miscellaneous.

(a) Transfers of Series D Preferred Stock held in uncertificated, book-entry form shall be made only upon the transfer books of the Company kept at an office of the transfer agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Company may refuse any requested transfer until furnished evidence satisfactory to it that such transfer is proper.

(b) The shares of Series D Preferred Stock shall not be subject to the operation of any retirement or sinking fund. The shares of Series D Preferred Stock shall not be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class.

(c) All notices and other communications given or made hereunder shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the next Business Day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

(d) With respect to any notice to a Holder required to be provided hereunder, neither failure to send such notice, nor any defect therein or in the sending thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any vote upon any such action (assuming due and proper notice to such other Holders). Any notice which was sent in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder actually receives the notice.

(e) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Company from time to time.

(f) The shares of Series D Preferred Stock shall have no preemptive or subscription rights, except those that may be expressly provided by contract.

SECTION 11. Definitions.

(a) “Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

(b) “Dividend Cutoff Date” means December 31, 2028.

(c) “Dividend Payment Date” means the first day of each month; provided, that, if any such Dividend Payment Date is not a Business Day, then the applicable dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest or additional accrual (other than any such accrual that is payable on the subsequent Dividend Payment Date).

(d) “Dividend Rate” means (i) from and including the Closing to December 31, 2027, 14% per annum and (ii) after December 31, 2027, 18% per annum.

(e) “Deemed Liquidation Event” means:

(i) a merger, consolidation, statutory conversion, transfer, domestication, or continuance in which (A) the Company is a constituent party; or (B) a subsidiary of Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger, consolidation, statutory conversion, transfer, domestication, or continuance involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger, consolidation, statutory conversion, transfer, domestication, or continuance continue to represent, or are converted into or exchanged for shares of capital stock or other equity interests that represent, immediately following such merger, consolidation, statutory conversion, transfer, domestication, or continuance, a majority, by voting power, of the capital stock or other equity interests of (1) the surviving or resulting corporation or entity; or (2) if the surviving or resulting corporation or entity is a wholly owned subsidiary of another corporation or entity immediately following such merger, consolidation, statutory conversion, transfer, domestication, or continuance, the parent corporation or entity of such surviving or resulting corporation or entity; or

(ii) (A) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole or (B) the sale, lease, transfer, exclusive license or other disposition (whether by merger, consolidation, statutory conversion, domestication, continuance or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

(f) “Minimum Return” means a return of 8% per share of Series D Preferred Stock upon the payment of all dividends thereon and all liquidation, redemption and other cash payments, as applicable, made by the Company to the holder of such share of Series D Preferred Stock with respect to such share of Series D Preferred Stock.

(g) “Holder” means, unless the context otherwise indicates or requires, a holder of record of a share of Series D Preferred Stock, as reflected in the transfer books of the Company.